Exhibit 99.1

Nxt-ID's (NXTD) CEO Gino Pereira on Q3 2016 Results - Update Call Transcript

Q3 2016 Update Conference Call

November 17, 2016 04:15 PM ET

Gino Pereira

Thank you very much and welcome everyone, thanks for joining us. I need to start by saying that the matters that we will be discussing today will include forward-looking statements. They are subject to the risks and uncertainties that we will discussed in detail in our documents filed with the SEC. Specifically, the reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.

So this quarter, the business has changed substantially from this time a year ago. Back then we were coming out with Wocket, which was a game changing product at the time. But we did face some challenges with the EMV chip that resulted in it being available for use in fewer places than we had hope. However, the outcome of Wocket was that, it helps us to develop some of the most amazing cutting edge technology, which we can now deploy in a much wider area. So as we took a step back and refocused on the company, we came out with a new operating plan, where today NXT-ID is a security technology company with expertise in payments, encryption, miniaturization, sensor development and advanced biometrics.

And we intend to bring our technology to market through distribution partnerships in fields like fintech, asset protection, IoT applications, that’s the Internet of Things, and healthcare. So in fintech, we’re partners with WorldVentures a worldwide travel organization. We have a $15 million purchase order that we are gearing up to deliver in this -- to begin delivering in this quarter. We are actively engaged in large scale manufacturing at the moment and deliveries will start before the end of the year.

We’re also talking to major banks and how our technology can work for them, both from the view of biometrics, as well as encryption. In healthcare, we acquired LogicMark in July of 2016. LogicMark is a personal emergency response company that is a leading non-monitored personal emergency response company in the United States. They produce the product that provides medical alerts for aging people when they have a problem and it puts them in touch directly with 911 or relatives that could come to their aid.

The company is continuing to perform extremely well and the business segment, as a whole ,is growing rapidly; primarily because of an aging population, as well as increasing life expectancy. We’re working on expanding their product line and distribution and introducing our technology into future versions of the product. We’re also exploring other aspects of the healthcare market, where biometrics can be very helpful for things like medical record, et cetera. And that’s a future goal of ours.

The Internet of Things is talked about a lot. There is a report from BI intelligence that projects $6 trillion sales over the next five years. Furthermore, IoT can never be trusted by anyone without solid security. I’m not going to trust opening my garage door automatically when that signal could be hacked by anybody hiding around the corner and gain access to my house and similarly bank statements and anything else that is valuable to us.

We believe that our Dynamic Pairing patent and biometric capability can be meaningful in achieving that goal; together with our expertise in miniaturization and encryption of course. Our partnership with Cisco is one of the ways that we are exploring this opportunity and we have just begun to work together to develop products that we will put up for sale through the Cisco pipeline.

The fourth area that we’ve focused on is asset protection. That can mean anything from safe guarding data to access control. Our 3D facial technology provides us with the high level of confidence in authentication. And this is another area that we are exploring with Cisco, as well as collaborating with prime defense contractors.

So this quarter marks a turning point for our company and the improvement in our financial results reflect that.

With that I’m going to turn it over to Vin Miceli, our Chief Financial Officer.

Vincent Miceli

Okay. Thank you, Gino. Hello everyone, again it’s Vin Miceli, the Chief Financial Officer for NXT-ID. I’d like to just go over some of the key highlights that we experienced during Q3; key financial highlights I should say; and so with that, I will start. For the revenues for the three and nine months ended September 30th, the company has revenues of $3,094,000 and almost 3.2 million respectively.

Revenues for the comparable 2015 periods where just over $0.5 million and about $0.4 million. The significant increase in revenues for both periods is primarily attributable to the acquisition of LogicMark, which became effective on July 25, 2016. It’s also worthy to note that the Company’s consolidated results for the third quarter in nine months, reflect LogicMark from the post-acquisition date of July 25th forward through the end of the third quarter.

In addition, and to a lesser extent, the company also had revenues in Q3 and the nine months related to WorldVentures for engineering related services. The company’s gross profit margin was very strong in both the three and nine months ended September 30th as compared to gross losses in the comparable 2015 periods. The favorable gross margin was directly attributable to the acquisition of LogicMark, as well as the margin throw earned on the WorldVentures sales. It should also be noted that the third quarter results had an approximate $500,000 purchase accounting inventory charge that would be non-recurring on a prospective basis. So it’s worthy to take note of that.

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Operating expenses for Q3 were relatively flat at approximately 2.8 million as compared to 2015. G&A expenses were up in the current quarter primarily as a result of adding the LogicMark G&A and the expenses incurred by NXT to acquire LogicMark. Selling and marketing expenses were down in the current quarter versus 2015 mainly due to lower promotional and advertising expenses relating to the Wocket.

R&D expenses were down significantly in the quarter versus 2015, which is mainly attributable to billing a significant portion of our engineering efforts to WorldVentures and incurring less testing and prototype materials for Wocket. Operational expenses for the nine months of 2016 were relatively flat at about 7.4 million as compared to 2015. G&A expenses were up in the nine months ended September 30, 2016, primarily as a result of adding the LogicMark G&A, the expenses incurred to acquire LogicMark and higher audit and accounting related expenses relating to the 2015 audit.

Selling and marketing expenses were down in the nine months ended September 30 versus 2015 mainly due to lower promotional and advertising expenses including trade shows related to the Wocket. R&D was also down significantly in the nine months 2016 versus 2015, which was mainly attributable to billing a significant portion of our engineering related efforts for WorldVentures and incurring less testing and prototype materials for the Wocket.

Interest expense was higher in the three and nine months ended September 30, 2016, as compared to the same 2015 period. The increase in interest expense was primarily attributable to the interest expense incurred on both the revolving credit facility and the sellers note, both of which finance and part of the acquisition of LogicMark. Also during the nine months ended September 30, 2016, the company incurred approximately 2.6 million in charges related to derivatives resulting from the issuance of the convertible note in 2015. Please note that these charges were non-cash related charges and the company expect that they will be non-recurring on a perspective basis.

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Moving to the balance sheet and I should indicate to you before we get started is the entire complexion of our balance sheet has changed dramatically versus December 31, 2015 in that, with the acquisition, many of our balance sheet line items have fluxed or changed dramatically.

So with that at September 30th at our cash position was just under $1.6 million and you can see for the first time the companies had significant accounts receivable primarily related to the LogicMark consolidation as well as brining on or building I should say the WorldVentures engineering services. The other key item on the balance sheet that I would like to draw attention to is the customer deposits and those represent the prepayment that WorldVentures has made to help fund the financing of the inventory related to the Flye card, the smart card.

We've also incurred you know the debt related to the financing of the LogicMark acquisition that's the revolving loan facility of $13.9 million which is net of the deferred net issue cost. Our equity at the end of September was just about $3.6 million mainly attributable to the issuance of a Series B preferred stock.

So with that I'll turn it back over to Gino Pereira.

Gino Pereira

Thanks Vin. I appreciate that. So, we've obviously seen steady improvement from where we have come from and our focus for the balance of this quarter is on delivering a substantial number of smart cards, Flye cards, to WorldVentures. The beta testing is ongoing right now, they have distributed several 100 to early members who are testing the feedback is positive.

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There are certainly no show stoppers that have been reported back to us and we continue to work to improve it for their launch day. On top of that, we are working very hard at growing the LogicMark business along the ways that I've outlined and so going into 2017, we should expect to see increased activity in LogicMark. We expect WorldVentures collaboration to continue and grow and we are still working on partnerships with smartphone companies and banks that are large scale partnerships and they take a lot of time, they’re complicated and difficult, the whole fintech space is very complex with very many players in it. So these partnerships, should they come through, take a significant amount of time. But we are hopeful that we’ll be able to achieve one or more these in 2017.

And with that I will take some questions. Steve Waite from SoundView has looked to the email question that have come in and he's lined up some questions for us.

Question-and-Answer Session

Q - Steve Waite

Right. Good afternoon everybody. This is Steve Waite from SoundView Technology group. So some of the questions, there are quite a few questions, are on the Flye card. Some people are asking if the card works for all card chips that are synced to it. These are technical questions. Just how capable this card will be going forward based on the technology that's embedded in it. Because there is a lot of technology in the card?

Gino Pereira

Right, there is a lot of technology in the card. So we have the ability to swipe the card like a regular magnetic stripe card. That will work at most point of sale terminals that do not enable EMV chips. A lot of our listeners will probably find from experience that if they swipe a card that has an EMV chip, a message will come up to say please insert chip. So the Flye card does have a chip on it. That chip is not currently enabled for payments and in order to do that Flye needs to partner with a financial institution to provide the credentials for the chip.

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Once that partnership has been achieved then the chip will work just like another bank card. The card also has an NFC or Near Field Communication capability which is the same as what we see with Appl Pay on a phone or Samsung Pay or Android Pay and so it will have an NFC capability that is in the process of going through certification right now.

And the screen on the Flye Card also allows for QR codes. So one form of payment that I think we'll start to see in the future is payment with barcodes. And we could make these QR payments on the Flye Card through the barcodes.

Steve Waite

Right, so with respect to the partnership potentially with financial institution one would think that WorldVentures might carry some weight here globally and be able to secure such a partnership which would open up the EMV side of the chip -- of the card correct? Would that be something that they would institute in partnership with you or separately or how do you envision that?

Gino Pereira

The Flye Card is a card that we make for WorldVentures, but we certainly will assist WorldVentures with introductions and relationships that we currently have to help them to achieve their goal.

Steve Waite

And another question, will the Flye Card be available to non WorldVentures members as a secure payment card? I think it's a good question.

Gino Pereira

I don't know the answer to that. That's actually a WorldVentures question. As I said, this is a card designed for them. How they market the card is up to them and I don't have any insight into whether they're going to do it or not currently.

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Steve Waite

Right, but given all the technology that's in the card, you do have this relationship with WorldVentures, but how could the technology expand in other partnerships going forward that, is that something that you are currently strategically planning or thinking about, how to take this beyond -- the technology beyond WorldVentures.

Gino Pereira

Well absolutely. So, I think there's some confusion between the technology and the card. The card is merely a form factor. So you can take the same technology you could put it in a watch, you could put it on a bracelet you could put it on a ring and this is where a lot of things start overlapping with the Internet of Things. And so the technology is what’s great, the technology that we have is applicable across so many arenas. I laid out four different segments that we feel we could really do well in and it’s not limited to a card, however having said that the smart card that we have developed for WorldVentures, the Flye Card, is absolutely the most smart card being produced in volume in the world today. So the technology is beyond the form factor of that particular card and can be used in many ways.

Steve Waite

Okay, in your remarks you mentioned that the beta testing is ongoing right now. Are we going to hear anything about that before the end of the year or are we going to have a formal statement or how do you see that going?

Gino Pereira

I think it's a continuous process, so I don't know that there's a finish date, nor do I know that the beta testing has to come to a halt before the card, or actually the testing comes to a halt ,before the cards are actually launched to WorldVentures. I think we want to make sure that everything is working well and functioning and WorldVentures will make the decision, we’ll continue to deliver them product, because they need a substantial amount of inventory before they launch this product.

So we’ll continue to make delivery this year and then it will be their decision when they think it’s ready. But even once it’s launched, we fully expect to have continuous improvement, feedback, I mean that’s how we get better, that’s how we learn.

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Steve Waite

Okay. Quite a few questions on the technology and the partnership, so let’s just parse those. So the Dynamic Pairing Codes, there is a patent pending on that technology, correct?

Gino Pereira

It’s actually been issued.

Steve Waite

It’s been issued, okay. So one investor point that, could these eventually be very lucrative for the company? So how do you plan to implement this technology in the current systems and what are your go to market strategies to monetize it?

Gino Pereira

So I think that technology like Dynamic Pairing Codes and some other technologies that we have aside from that, are important from the point of view of encrypting and protecting transmissions. That’s applicable in the field of finance from credit cards transmitting, that’s applicable to Internet transmissions, that’s applicable to the radio signal from your garage door opener to your house.Technologies like Dynamic Pairing Codes can help protect those ; they’re one-time use, so it’s really uneconomic to hack because if you hack it, it’s already too late. You get one use out of it and the transaction is probably over by the time you can hack it. So I think it increases security and it has many, many applications, so we’re working on this.

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Steve Waite

So Cisco is Cisco, they’ve talk about the Internet of everything, not just the Internet of Things, so IoE. One could envision Cisco taking a look at this patent and saying, we’ve got major inroads in markets for this potentially. I mean, do you envision talking to Cisco about Dynamic Pairing -- how to use Dynamic Pairing or is it something that you plan to use for the company yourself?

Gino Pereira

Our objective always is to maximize the value of our technology in whatever form, whether it’s licensing to someone, potentially selling it to someone, the company putting it in a product to sell to someone. So we’re very open as to how it can be rolled out.

Our early relationship with Cisco has revolved around producing product for them around authentication. So it’s authenticating that someone’s there and encrypting a message and having those credentials up in the cloud so that one can access confidential files from any device, anywhere in the world and they could be confident as to their identity when they access those files.It involves all of those technologies.

Steve Waite

So another question that came in is; when you look at the Cisco partnership and the potential, there is a lot of potential. How do you envision it unfolding next year? What are the expectations that investors can have about how this might rollout going forward? Because there is a lot of great technology to bring into market?

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Gino Pereira

Yes there is.So we have a lot of technology and the challenge with Cisco is that, Cisco has a lot of departments and our technology crosses a lot of those departments. So as a small company, we have to focus on certain departments to start rolling out product and largely that will be done through certain Cisco distributors rather than Cisco themselves.

But you know Cisco has mutli-billion dollar distributors that distribute Cisco product. So as I said our initial launch product is probably a cloud based authentication and encryption product. That could have wide application. A division of Cisco that we have spoken to is one that does more government contracting and law enforcement type work that has a real interest in our 3- Dimensional facial recognition technology.

So, these are the two areas that we're beginning to explore.We’ve just recently announced the partnership, it's in very early stages, so we are finding our feet. I’m not really able to say, at this time what we’re going to get achieved in 2017, except that we will have a product that we will be actively putting through the pipeline in 2017.

Steve Waite

Okay great. And another question came in and you sort of talked about this a little bit, but I think investors are really keen. When you looked at LogicMark and the potential to integrate this incredible technology portfolio that you’re building, how do you envision integrating the NFC technology into LogicMark next year?

Gino Pereira

So, again I think it's a continual process. I wouldn't want to necessarily say next year this is going to happen, but what will happen is that next year we’re focused on building out the existing channels for the existing products and we may tweak them a bit, but we bought a very fine company, it’s doing incredibly well. We wanted to expand that and not change that in anyway except to increase distribution coverage. However, I do think that the industry, as a whole, does need to take a step into the next century and I would envision future PERS type devices needing to be more than just a medical alert device.

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I envision it would be something that's really a wearable, not something that's unattractive as a pendent. Lots of seniors are little more vain than we would give them credit for and won't carry a PERS device because it marks them out as somebody that might be liable to fall or hurt themselves. So I think the product needs to be reduced into something that is more attractive, such as a piece of jewelry, it could be a watch, et cetera. and I think that we’d like to see an increase in functionality in the product so it’s something that could monitor certain health signals. Not just be something that you resort to an emergency, but something that might be able to give you an alert if some of your basic vital signs were starting to go awry. It could give you an alert before something happens. So that's kind of the general direction that we see we could help in developing the next generation this type of product.

Steve Waite

Right and you could secure the data flow from that as well.

Gino Pereira

Absolutely. And there are ways that we can store data securely, we can have medical information stored in secure ways. But there are lot of different exciting things that could be done in this arena.

Steve Waite

Fantastic, okay I think we’ve got time for one more question. And we're going to go back to the Wocket. You said the Wocket led to the WorldVentures card, which is fantastic, but there was a question, will there be a new Wocket wallet, and if so how much better will it be? It's a fair question, it's a good question.

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Gino Pereira

It's a good question, it's one that's near and dear to our hearts. So Wocket was a fabulous idea and is a good product that I think achieves a very specific purpose and that's to protect our data away from the internet, away from phones that are constantly connected and to try and just keep our data private, carry it with us and use it when we want it to.

I think that things are changing in the industry so that the form of Wocket and what it does in the future will change. We would envision currently that the next generation Wocket would not have a card with it. It would be a secure vault in a wallet, it would probably be smaller and thinner and it would probably have an NFC payment capability, so the same as Apple Pay. You could pay in exactly those places, but you would be able to store all of your personal information there and it would store photographs as well.

You could store an ID in there, so if you actually lost your wallet you may have an EMV chip card in there, but that would be one card that you would have to replace, but other than that, everything would be secure and you'd lose your cash, but your ID and all of your information would still be secure. So I think that's still a valuable proposition and we are in the early stages of exploring with wallet manufacturers that might be interested in this concept, because wallet manufacturers have very loyal customers but they are at a disadvantage when it comes to smart technology as far as phones and other things are concerned; so I think this is potentially a way for a wallet manufacturer to get a step up with a level of technology.

Steve Waite

Okay. Just the last question the investor was asking on potential deals with the credit card company and major cell phone carriers that Mr. Washington brought up on the last conference call. Can you talk about any of that?

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Gino Pereira

They're all ongoing but they're not at a substantial enough level that we have anything to announce. It's they’re long, complex, they're large companies and it's a long process, there's no guarantee it will be successful at the end of it, but we continue to believe that we have very relevant technology for these companies and the reaction that we get from these companies is that they're definitely very interested and we continue to explore them. But it does, unfortunately, they take a lot of time.

Steve Waite

Okay, well that covers all the questions, I'll turn it back over to you to conclude.

Gino Pereira

I think that's it, so thank you very much everyone for dialing in, I hope you've learned a little bit more about NXT-ID and look forward to catching up again on the next call. Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today's conference, this does conclude the program and you may now disconnect. Everyone have a great day.

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